Exhibit 3.1

EXECUTION COPY

IRREVOCABLE PROXY

Sea Limited

THIS IRREVOCABLE PROXY (this “Proxy”), dated as of September 5, 2022, is entered into by and between Tencent Holdings Limited, a Cayman Islands exempted company, Tencent Limited, a British Virgin Islands business company, Tencent Growthfund Limited, a Cayman Islands exempted company and Huang River Investment Limited, a British Virgin Islands company (the four Tencent entities are collectively referred to as the “Tencent Parties”, and each, a “Tencent Party”), on the one hand, and the Persons constituting the Board of Directors (as duly constituted from time to time, the “Board”) of Sea Limited, a Cayman Islands exempted company (the “Company”), acting in accordance with a decision of the Board (the “Grantee”), on the other hand.

RECITALS:

WHEREAS, the Tencent Parties directly or indirectly own certain Class A ordinary shares, each with a par value of $0.0005 (each a “Class A Ordinary Share”), of the Company and American Depositary Shares, each representing one Class A Ordinary Share (each an “ADS”).

WHEREAS, the Tencent Parties wish to appoint the Grantee as their true and lawful attorney and irrevocable proxy on the terms and subject to the conditions herein with respect to all of the Class A Ordinary Shares and ADSs currently owned by them as at the date of this Proxy, being 102,447,910 Class A Ordinary Shares and 1,816,833 ADSs (the “Proxy Shares”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Tencent Parties and the Grantee, intending to be legally bound, hereby agree as follows:

1.	Definitions.

For purposes of this Proxy, the following terms have the indicated meanings.

“Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any governmental authority, fiduciary duties under Cayman Islands law, (ii) consent, approval, authorization, permit, grant, license, certificate, exemption, order, registration, declaration, filing or report of any governmental authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any governmental authority.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Tencent Transferee” means any Person that is a subsidiary or a consolidated variable interested entity of Tencent Holdings Limited.

EXECUTION COPY
2.	Irrevocable Proxy.

2.1        The Tencent Parties each makes, constitutes and appoints the Grantee its true and lawful attorney and proxy with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Proxy Shares at all meetings of shareholders of the Company with the same force and effect as such Tencent Party might or could do with respect to such Proxy Shares, regardless whether such shareholders are required to vote on a poll, in the form of written resolutions or otherwise, with respect to all resolutions and matters to be voted upon by shareholders of the Company, provided that, when executing such proxy, the proposed matter would not involve any amendment of the constitutional documents of the Company, as amended and supplemented from time to time, that would affect  the rights of any Tencent Party in a different manner compared to the effect on any other shareholders of the Company as a result of the amendment, which comparison, for the avoidance of doubt, shall be made on the basis of per share of the same class or series of shares of the Company.

2.2         With respect to any Proxy Shares in the form of ADSs, the Tencent Parties each agree that it shall take all necessary actions to effectuate the vote of the Grantee (or any nominee or nominees appointed by the Grantee) or the intent of the Grantee (or any nominee or nominees appointed by the Grantee) in exercising voting rights attached to such Proxy Shares, including, without limitation, authorizing, facilitating and cooperating with the Grantee (or any nominee or nominees appointed by the Grantee) to give voting instruction with respect to the relevant ADSs to the Tencent Parties’ brokers or applicable depositary bank for the ADSs.

2.3         The Tencent Parties each hereby ratifies and confirms and undertakes to ratify and confirm all that the Grantee or its nominee or nominees, in its capacity as the attorney and proxy of the Proxy Shares, may lawfully do or cause to be done by virtue of the rights hereby granted and exercised in accordance with Section 2.1 of this Proxy.

2.4         The Tencent Parties each hereby (i) affirms that this Proxy is (A) coupled with and intended to secure an interest sufficient in applicable Laws to support an irrevocable proxy, and (B) executed and intended to be irrevocable, (ii) revokes any and all prior proxies granted by the Tencent Parties with respect to the Proxy Shares to any Person, (iii) undertakes that no subsequent proxy shall be given (and if given shall be ineffective) by the Tencent Parties to any Person other than the Grantee with respect to the Proxy Shares, and (iv) undertakes that this Proxy is an irrevocable proxy and power of attorney and shall survive, subject to Section 3 below, any dissolution or winding up of any Tencent Party. This Section 2.4 is qualified by and subject to the provision of Sections 3.2 and 4 below.

3.	Transfer or Acquisition of Proxy Shares.

3.1         Each Tencent Party shall have the right to, directly or directly, sell, assign, dispose, transfer, pledge, charge or otherwise encumber any Proxy Share to any Person, subject to Section 3.2 below. For the avoidance of doubt, Proxy Shares transferred to Persons other than a Tencent Transferee in accordance with the preceding sentence shall thereafter no longer be considered Proxy Shares and shall not be subject to the terms and conditions of this Proxy.

3.2          Any Proxy Shares subsequently transferred to or acquired by a Tencent Transferee shall continue to be deemed Proxy Shares hereunder, and such Tencent Transferee shall, and the relevant Tencent Party shall cause such Tencent Transferee to, execute a joinder as set forth in Exhibit A hereto (the “Joinder”) for such Tencent Transferee to be deemed as a “Tencent Party” for all purposes hereunder and bound by this Proxy as though an original party hereto and deliver the Joinder to the transferor and the Grantee before such transfer may be effected,  provided that, this Section 3.2 shall not apply if such Tencent Transferee ceases to be a subsidiary or a consolidated variable interested entity of Tencent Holdings Limited.

EXECUTION COPY
4.	Termination of Proxy.

4.1        This Proxy shall commence immediately from the date hereof and shall terminate upon the earliest to occur of the following: (i) mutual agreement of the Tencent Parties and the Grantee in writing; (ii) any Change of Control Transaction of the Company; (iii) the completion of any voluntary or involuntary liquidation, dissolution or winding up of the business operations of the Group; and (iv) the execution by the Group of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of all or a material part of the property and assets of the Group.

For purpose of this Section 4, the "Change of Control Transaction" means (i) any merger or consolidation, scheme of arrangement or other similar transaction (including, without limitation, an acquisition of the Company by way of a share acquisition that requires the approval of the Board) of the Company with or into another entity outside the Group, which results in a change of Control of the Company, (ii) the sale, license or lease of all or substantially all of the Group’s assets in one transaction or a series of related transactions, (iii) the sale (or exclusive license) of all or substantially all of the Company’s intellectual property, or (iv) any other transaction or event that results in change of a person or group of persons having Control in the Company. The term “Control” in this definition shall mean, with respect to any Person, having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities or by contract or through the power to appoint a majority of the members of the Board, and such ability shall be deemed to exist when any person holds a majority of the voting power in such Person.

For purpose of this Section 4, the "Group" means the Company, its subsidiaries and any other entities over which the Company directly or indirectly effects control pursuant to contractual arrangements and which are consolidated with the Company in accordance with generally accepted accounting principles.

5.	Governing Law and Dispute Resolution.

5.1         Governing Law. This instrument shall be governed by, and construed and enforced in accordance with, the laws of the Cayman Islands without reference to its conflict of laws principles.

5.2       Jurisdiction. Each of the parties hereto irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Proxy.

5.3        Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by telecopy (including electronic mails), or five (5) days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the parties at the following addresses (or at such other address for any party as shall be specified by like notices).

EXECUTION COPY
(a)	If to the Grantee,

1 Fusionopolis Place, #17-10, Galaxis
Singapore 138522
Email: proxynotice@sea.com

with a copy to:

Group General Counsel
Sea Limited
1 Fusionopolis Place, #17-10, Galaxis
Singapore 138522
Email: proxynotice@sea.com

(b)	If to the Tencent Parties,

Tencent Binhai Towers, No.33 Haitian 2nd Road
Nanshan District, Shenzhen
P.R. China 518054
Attention: Mergers and Acquisitions Department
Email: Email: PD_Support@tencent.com

with copies to:
c/o Tencent Holdings Limited
Level 29, Three Pacific Place
1 Queen’s Road East
Wanchai, Hong Kong
People’s Republic of China
Attention: Compliance and Transactions Department
Email: legalnotice@tencent.com

5.4         Consent to Specific Performance. The parties acknowledge and agree that it may be impossible to measure in money the damages that would be suffered by any party hereto by reason of the failure by the other to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding seeking specific performance of any of the terms of this Proxy, the other party(ies) against whom such action or proceeding is brought hereby waives any claim or defense therein that the instituting party otherwise has an adequate remedy at law.

5.5         Electronic Communications. Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) of the Cayman Islands shall not apply.

[Signature pages follow]

In witness whereof this instrument has been duly executed and delivered on September 5, 2022 as a deed.

EXECUTED and DELIVERED as a	)

DEED by Martin Lau	)	/s/ Martin Lau

duly authorised for and on behalf of	)

TENCENT HOLDINGS LIMITED	)

In the presence of:

/s/ KAM LO HUNG
Name: KAM LO HUNG
Title: ADMIN SUPERVISOR

In witness whereof this instrument has been duly executed and delivered on September 5, 2022 as a deed.

EXECUTED and DELIVERED as a	)

DEED by Brent Richard Irvin	)	/s/ Brent Richard Irvin

duly authorised for and on behalf of	)

TENCENT LIMITED	)

In the presence of:

/s/ Yiqing Zhuang
Name: Yiqing Zhuang
Title: Counsel

[Signature page to Irrevocable Proxy]

In witness whereof this instrument has been duly executed and delivered on September 5, 2022 as a deed.

EXECUTED and DELIVERED as a	)

DEED by James Gordon Mitchell	)	/s/ James Gordon Mitchell

duly authorised for and on behalf of	)

TENCENT GROWTHFUND	)
LIMITED

In the presence of:

/s/ SIO CHUN LEE
Name: SIO CHUN LEE
Title: Senior Operation Specialist

[Signature page to Irrevocable Proxy]

In witness whereof this instrument has been duly executed and delivered on September 5, 2022 as a deed.

EXECUTED and DELIVERED as a	)

DEED by James Gordon Mitchell	)	/s/ James Gordon Mitchell

duly authorised for and on behalf of	)

HUANG RIVER INVESTMENT	)
LIMITED

In the presence of:

/s/ SIO CHUN LEE
Name: SIO CHUN LEE
Title: Senior Operation Specialist

[Signature page to Irrevocable Proxy]

Accepted by:

EXECUTED and DELIVERED as a	)

DEED by	)

BOARD OF DIRECTORS OF	)
SEA LIMITED

/s/ Forrest Xiaodong Li

By:	Forrest Xiaodong Li
Title: Chairman

(acting on behalf of the Board of Directors of Sea Limited, pursuant to a resolution of the Board of Directors passed on September 5, 2022)

Witness:

/s/ Chen Siwei
Chen Siwei

[Signature page to Irrevocable Proxy]

Exhibit A

JOINDER

THIS JOINDER (this “Joinder”) to that certain Irrevocable Proxy (as amended and supplemented from time to time, the “Proxy”) dated as of September 5, 2022, entered into by and between Tencent Holdings Limited, a Cayman Islands exempted company, Tencent Limited, a British Virgin Islands business company, Tencent Growthfund Limited, a Cayman Islands exempted company, Huang River Investment Limited, a British Virgin Islands company, and the Persons constituting the Board of Directors of Sea Limited (the “Grantee”), a Cayman Islands exempted company (the “Company”), is made and entered into as of [_________________________________], by and between [______________] (the “Transferee”), on the one hand, and [______________] (the “Transferor”) and the Grantee, on the other hand. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Proxy.

WHEREAS, Transferor proposes to transfer to Transferee [_________] Class A ordinary shares of the Company, par value of $0.0005 each (the “Transferred Shares”), and the Proxy requires Transferee, as a Tencent Transferee and in order to become a holder of the Transferred Shares, to become a party to the Proxy, and Transferee agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.
Agreement to Be Bound. Transferee hereby agrees that upon execution of this Joinder and completion of the transfer of the Transferred Shares, it shall become a party to the Proxy and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Proxy as though an original party thereto in the capacity of a “Tencent Party” for all purposes thereof.  Transferee hereby agrees that all Transferred Shares shall be deemed “Proxy Shares” for all purposes of the Proxy.

2.	Governing Law. This Joinder shall be governed by, and construed and enforced in accordance with, the laws of the Cayman Islands without reference to its conflict of laws principles.

3.	Notices. For purposes of Section 5.3 of the Proxy, all notices and other communications to the Transferee shall be directed to [___________] at: [____________].

[Signature pages follow]

In witness whereof this instrument has been duly executed and delivered on [_____________] as a deed.

EXECUTED and DELIVERED as a	)

DEED by	)

duly authorised for and on behalf of	)

[Transferee]	)

Director

[Signature Page to Joinder]

Accepted by:

EXECUTED and DELIVERED as a	)

DEED by	)

duly authorised for and on behalf of	)

[Transferor]	)

Director

[Signature Page to Joinder]

Accepted by:

EXECUTED and DELIVERED as a	)

DEED by	)

BOARD OF DIRECTORS OF	)
SEA LIMITED

By:	Forrest Xiaodong Li
Title: Chairman

(acting on behalf of the Board of Directors of Sea Limited, pursuant to a resolution of the Board of Directors passed on September 5, 2022)

Witness:

[Signature Page to Joinder]